                                                                      EXHIBIT 12

               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                     RATIO OF EARNINGS TO FIXED CHARGES (a)
                    (Thousands of Dollars, Except for Ratio)

                                         1997                1996                 1995                 1994                 1993
                                         ----                ----                 ----                 ----                 ----
Earnings from continuing
  operations (b/c)                    $  432,207          $  732,860           $  619,289           $  568,631           $  411,775

Undistributed equity earnings            (39,885)            (50,235)             (23,893)             (43,663)             (32,426)
                                      ----------          ----------           ----------           ----------           ----------
     Total                               392,322             682,625              595,396              524,968              379,349
                                      ----------          ----------           ----------           ----------           ----------


Income taxes (c)                         243,455             380,560              313,590              329,586              317,913
                                      ----------          ----------           ----------           ----------           ----------

Fixed charges:
  Interest expense including
   amortization of debt discount         604,835             500,580              450,182              347,188              311,698

  Portion of rentals representing
   an interest factor                    166,190             135,615               65,258               41,975               33,224
                                      ----------          ----------           ----------           ----------           ----------

     Total                               771,025             636,195              515,440              389,163              344,922
                                      ----------          ----------           ----------           ----------           ----------
Earnings available for
  fixed charges                       $1,406,802          $1,699,380           $1,424,426           $1,243,717           $1,042,184
                                      ==========          ==========           ==========           ==========           ==========
Fixed charges - as above              $  771,025          $  636,195           $  515,440           $  389,163           $  344,922

Interest capitalized                          --                  --                   --                   --                  224
                                      ----------          ----------           ----------           ----------           ----------

     Total                            $  771,025          $  636,195           $  515,440           $  389,163           $  345,146
                                      ==========          ==========           ==========           ==========           ==========
Ratio of earnings to
  fixed charges                              1.8                 2.7                  2.8                  3.2                  3.0
                                      ==========          ==========           ==========           ==========           ==========



(a) All information presented reflects Resources as discontinued operations (See Note 3 to the Financial Statements).
(b) Amount for 1993 is before a cumulative effect adjustment for changes in accounting principles for income taxes, postretirement benefits other than pensions and revenue recognition. The net after-tax adjustment related to these items was $116 million.
(c) In 1993, income from continuing operations and income taxes included the one-time impact on deferred income taxes from the adoption of the Omnibus Budget Reconciliation Act of 1993, which reduced income from continuing operations and increased income taxes by $56 million.